UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A
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THIS FILING CONSISTS OF A PRESS RELEASE ISSUED BY THE REGISTRANT ON JANUARY 10, 2008.

AmCOMP Announces Definitive Agreement to be Acquired by
Employers Holdings, Inc.

North Palm Beach, FL, January 10, 2008 – AmCOMP Incorporated (Nasdaq: AMCP) today announced that it signed a definitive agreement to be acquired by Employers Holdings, Inc. (“EMPLOYERS®”) (NYSE: EIG).  The definitive agreement is for EMPLOYERS to acquire 100% of AmCOMP’s outstanding stock and its subsidiaries for $194 million in cash.

AmCOMP’s Board of Directors approved the merger agreement.  Under the terms of the merger agreement, EMPLOYERS will acquire all of AmCOMP’s outstanding common stock at a price of $12.50 per share.  The transaction, which is subject to regulatory approvals and customary closing conditions, is expected to be completed by the end of the second quarter of 2008.

EMPLOYERS, headquartered in Reno, Nev., is a leading provider of workers’ compensation insurance to small U.S. businesses. Employers’ insurance subsidiaries, Employers Insurance Company of Nevada and Employers Compensation Insurance Company, are rated A- (Excellent) by the A.M. Best Company.  AmCOMP is headquartered in North Palm Beach, FL.  It is an insurance holding company with wholly owned subsidiaries, AmCOMP Preferred Insurance Company and AmCOMP Assurance Corporation, which provide workers’ compensation insurance to small to mid-sized employers in a variety of industries, focusing on value-added services to policyholders.

Fred R. Lowe, President and Chief Executive Officer of AmCOMP, commented:  “This transaction provides excellent value for AmCOMP’s stockholders while opening new geographical territories and markets in the small business workers’ compensation line.  AmCOMP currently writes business in 17 core states. After the acquisition, the combined entity will be actively writing business in 25 states, including California and Nevada.  There are many commonalities between our companies with virtually no overlap in markets.   The combined assets, producer force and experienced employees will position EMPLOYERS to compete even more effectively in the highly competitive workers’ compensation market.”

About AmCOMP
With roots dating back to 1982, AmCOMP Incorporated is an insurance holding company whose wholly owned subsidiaries, AmCOMP Preferred and AmCOMP Assurance, are mono-line workers’ compensation insurers with products that focus on value-added services to policyholders.  Currently marketing insurance policies in 17 core states and targeting small to mid-sized employers in a variety of industries, AmCOMP distributes its products through independent agencies.

Forward-looking Statements
Statements made in this press release, including those about the Company’s financial condition and results of operations and about its future plans and objectives, which are not based on historical facts, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Any such statements involve known and unknown risks, uncertainties and other factors, which are, from time to time, set forth in the Company’s filings with the Securities and Exchange Commission. Such factors may cause AmCOMP’s actual performance, condition and achievements to be materially different than any future performance, condition and achievement set forth in this press release. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:
AmCOMP Incorporated, North Palm Beach

Kumar Gursahaney
Chief Financial Officer
561-840-7171 ext. 11700

Gale A. Blackburn
Vice President of Investor Relations
AmCOMP Incorporated
561-840-7171 ext. 11586

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In connection with the proposed transaction, AmCOMP will file a proxy statement with the Securities and Exchange Commission.  INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.  Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by the Company at the Securities and Exchange Commission’s website at www.sec.gov.  The proxy statement and such other documents may also be obtained for free from the Company by directing such request to the Company, Attention: George E. Harris, Secretary, AmCOMP Incorporated, 701 U.S. Highway One, North Palm Beach, Florida 33408, Telephone: (561) 840-7171.

The Company and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed transaction.  Information concerning the interests of the Company’s participants in the solicitation is set forth in the Company’s proxy statements and Annual Reports on Form 10-K, previously filed with the Securities and Exchange Commission, and in the proxy statement relating to the transaction when it becomes available.